Exhibit 9.1

Execution

ROLLOVER AGREEMENT

This Rollover Agreement (this “Agreement) is made as of March 8, 2016, by and among China Yida Holding Acquisition Co. (the “Company”)and Minhua Chen and Yanling Fan (collectively the “Shareholders”) and such other parties listed on Schedule A attached hereto (the “Rollover Investors”). Capitalized terms used herein but not defined shall have the meanings given to them in the Merger Agreement (as defined below).

WHEREAS, the Company has entered into a certain Agreement and Plan of Merger (the “Merger Agreement”) dated as of the date hereof with China Yida Holding Co. (the “Target”);

WHEREAS, pursuant to and in accordance with the Merger Agreement, the Target will merge with and into the Company, with the Company surviving and continuing as the surviving company (the “Merger”);

WHEREAS, in connection with the consummation of the transaction contemplated by the Merger Agreement, the Company, the Shareholders and Rollover Investors, if any, desire to enter into this Agreement immediately prior to the consummation of the Merger by which the Shareholders and any Rollover Investor shall contribute to the Company shares of common stock of Target they own in exchange for shares of common stock of the Company as hereinafter provided;

NOW, THEREFORE, in consideration of the material covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.      Exchange of Shares. Immediately prior to, and subject to the occurrence of, the Effective Time on the Closing Date, the Shareholders and Rollover Investors, if any, shall transfer, assign and deliver to the Company the shares of common stock of the Target (the “Target Stock”), they own in Target as set forth in Schedule A hereto and made a part hereof and the Company shall issue, transfer and deliver to the Shareholders and Rollover Investors, if any, the shares of common stock of the Company (the “Company Stock”) as set forth in Schedule B hereof.

2.      Representation and Warrants of the Shareholders and Rollover Investors, if any.

a)      The Company Stock to be acquired by the Shareholders and Rollover Investors, if any, pursuant to this Agreement will be acquired by the Shareholder and Rollover Investors, if any, for their own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act of 1933, as amended (the “Act”), or any applicable state securities law.

b)      The Shareholders and the Rollover Investors, if any, are “Accredited Investors” within the meaning of Rule 501 of Regulation D of the Act, are sophisticated in financial matters and are able to evaluate the risks and benefits of the investment in the Company Stock, and able to bear the economic risk of their investment in the Company Stock for an indefinite period of time since the Company Stock has not been registered under the Act and cannot be sold unless registered or an exemption from registration is available.

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c)      this Agreement constitutes the legal, valid and binding obligation of the Shareholders and Rollover Investors, if any, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors rights and general principals of equity affecting the availability of specific performance and other equitable remedies.

d)     The execution, delivery and performance of this Agreement by the Shareholders and Rollover Investors, if any, does not and will not conflict with, violate or cause a breach of any agreement, contract or instrument to which they are a party or any judgment, order or decree to which they are subject.

e)      The Shareholders and Rollover Investors, if any, own beneficially and of record the Target Stock, free and clear of all mortgages, liens, pledges, claims, charges, security interests or encumbrances of any kind and will deliver the Target Stock free and clear of all mortgages, liens, pledges, claims, charges, security interests or encumbrances of any kind and they have the full legal right, power and authority to deliver the Target Stock to the Company pursuant to the terms hereof.

3.      Representations and Warranties of the Company

a)      The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. The Company has all requisite power and authority and all material licenses, permits and authorization necessary to own and operate its properties, to carry on its business as now conducted and presently proposed to be conducted and to carry out the transactions contemplated by this Agreement.

b)      As of the Closing, the Company shall not have outstanding any securities convertible or exchangeable for any equity securities of the Company or containing any profit participation features. The Company Stock when delivered hereunder shall be validly issued, fully paid and non-assessable. The Company was formed solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. The Company has not conducted any business. Except for obligations or liabilities incurred in connection with its formation and the transactions contemplated by the Merger Agreement to be in engaged in by the Company prior to the date hereof, the Company has not and will not have incurred any obligations or liabilities or have engaged in any business activities or entered into any agreements with any Person.

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c)      The execution, delivery and performance of this Agreement has been duly authorized by the Company. This Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. The execution and delivery by the Company of this Agreement and the fulfillment of and compliance with the terms hereof by the Company do not and will not conflict with, violate or cause a breach of any agreement, contract or instrument to which the Company or any of its Affiliates (as defined in the Merger Agreement) is a party or any judgment, order or decree to which the Company is subject.

4.      Additional Securities. Each Shareholder and Rollover Investor hereby agrees that, during the period commencing on the date hereof and continuing until this Agreement is terminated in accordance with its terms, such Shareholder or Rollover Investor shall promptly (and in any event within twenty-four (24) hours) notify the Company of the number of any additional securities that are acquired or that come to be beneficially owned by such Shareholder or Rollover Investor after the date hereof.

5.      Transfer and Other Restrictions. Prior to the termination of this Agreement, each Shareholder and Rollover Investor hereby irrevocably and unconditionally agrees not to, and to cause each of his or its Affiliates not to, directly or indirectly:

(a)    except in accordance with the terms of the Merger Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to, or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, or enter into a loan of (collectively, “Transfer”), any or all of the securities he, she or it beneficially owns or has any interest therein, (i) except as provided in Section 6 hereof or, (ii) unless each Person to which any of such securities is or may be Transferred, shall have: (A) executed a counterpart of this Agreement and (B) agreed in writing to hold such securities (or interest in such securities) subject to all of the terms and provisions of this Agreement;

(b)    grant any proxy or power of attorney with respect to any of the securities he or it beneficially owns, or deposit any of the securities he or it beneficially owns into a voting trust or enter into a voting agreement or arrangement with respect to any such securities except as provided in this Agreement; or

(c)    take any other action that would prevent or materially impair the Shareholder or Rollover Investor from performing any of his or its obligations under this Agreement or that would make any representation or warranty of such Shareholder or Rollover Investor hereunder untrue or incorrect or have the effect of preventing or materially impairing the performance by such Shareholder or Rollover Investor of any of his, her or its obligations under this Agreement or that is intended, or would reasonably be expected, to impede, frustrate, interfere with, delay, postpone, adversely affect or prevent the consummation of the Merger or the other transactions contemplated by the Merger Agreement or this Agreement or the performance by the Company of its obligations under the Merger Agreement or by any Shareholder or Rollover Investor of his, her or its obligations under this Agreement.

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Any purported Transfer in violation of this Section 5 shall be null and void, ab initio.

6.      Voting of the Shares. Each Shareholder and Rollover Investor hereby irrevocably and unconditionally agrees that, during the period commencing on the date hereof and continuing until termination of this Agreement in accordance with its terms, at the Company Shareholders Meeting and any other meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the Shareholders of the Target, however called, each Shareholder and Rollover Investor and each of his, her or its Affiliates that has or acquires beneficial ownership of any securities will appear at such meeting or otherwise cause the securities to be counted as present thereat for purposes of establishing a quorum and vote (or cause to be voted) the securities, in connection with all votes required by the Merger Agreement or applicable Law in connection with the following matters: (a) in favor of the approval and adoption of the Merger Agreement and the approval of other actions contemplated by the Merger Agreement and any actions required in furtherance thereof, (b) against the approval of any Acquisition Proposal or the approval of any other action contemplated by an Acquisition Proposal, (c) in favor of any matters necessary for the consummation of the transactions contemplated by the Merger Agreement, (d) against any action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interface with, delay or postpone, discourage or adversely affect the Merger Agreement or the transactions contemplated thereby and (e) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or other obligation or agreement of the Company contained in the Merger Agreement, or of any Shareholder or Rollover Investor contained in this Agreement.

7.      Attendance and Proxy Card. In furtherance of Section 6 hereof, subject to the terms and conditions hereof, each Shareholder and Rollover Investor hereby agrees (a) to attend any annual or special meeting of the Shareholders of the Target, however called, including any adjournment or postponement thereof, at which any of the matters described in Section 6 is to be considered and vote in accordance with Section 6; or (b)(i) to complete and send the proxy card received by such Shareholder or Rollover Investor with the Proxy Statement, so that such proxy card is received by the Target, as prescribed by the Proxy Statement, not later than the fifth (5th) Business Day preceding the day of any annual or special meeting of the Shareholders of the Target, however called, including any adjournment or postponement thereof, at which any of the matters described in Section 6 is to be considered, (ii) to vote, by completing such proxy card but not otherwise, all the securities in accordance with Section 6, and (iii) not revoke any such proxy until the termination of this Agreement.

8.      Conditions to Closing.

(a)    All of the conditions to closing specified in the Merger Agreement will have been fulfilled on or before the date of the Closing except for such conditions (if any) as will have been waived in accordance with the provisions of the Merger Agreement and those conditions that by their nature cannot be fulfilled until the time of the closing under the Merger Agreement, the closing of the Merger will have occurred (or will occur substantially contemporaneously with the Closing hereunder) pursuant to the Merger Agreement. If the closing of the Merger under the Merger Agreement does not occur and the Merger Agreement is terminated in accordance with its terms, this Agreement shall be void and of no force and effect, the transactions contemplated by this Agreement will be deemed not to have occurred, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof.

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(b)    (i) As to each party, the representations and warranties of the other parties set forth in this Agreement being true and correct in all material respects at and as of the Closing as if made at and as of the Closing, (ii) each party shall have complied in all material respects with its obligations hereunder and (iii) there shall not be in effect any prohibition against the consummation of the transactions contemplated hereby by any applicable law, statute, rule, regulation, judgment or order of any governmental authority of competent jurisdiction.

9.      Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when (a) delivered personally to the recipient, (b) sent to the recipient by reputable express courier service (charges prepaid), (c) mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, or (d) faxed to the recipient (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day) if faxed before 5:00 p.m. Nevada time on a business day, and otherwise on the next business day. Such notices, demands and other communications shall be sent to the parties at the addresses indicated below, or at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party:

If to the Company:

China Yida Holding Acquisition Co.

28/F Yifa Building

No. 111 Wusi Road

Fuzhow, Fujian, P.R. China

Attention: Minhua Chen

with a copy (which shall not constitute notice) to:

McLaughlin & Stern, LLP

260 Madison Avenue

New York, NY 10024

Attention:  Steven Schuster

     David W. Sass

Telephone No.: 212-448-1100

Fax No.: 212-448-6277

If to the Shareholders or Rollover Investors:

To the address listed opposite such person’s name on Schedule A attached hereto.

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10.    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

11.    Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties hereto and supersede and preempt any prior understandings, agreements or representations by or among the parties hereto, written or oral, which may have related to the subject matter hereof in any way.

12.    No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

13.    Counterparts. This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

14.    Successors and Assigns; Third Party Beneficiaries. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Shareholders, the Rollover Investors, if any, the Company and each of their respective successors and permitted assigns.

15.    Choice of Law. The laws of the State of Nevada will govern all questions concerning the relative rights of the Shareholders, the Rollover Investors, if any, the Company and its security holders and all other questions concerning the construction, validity and interpretation of this Agreement and the exhibits hereto, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nevada. Any dispute arising from or relating to the relative rights of the Shareholders, the Rollover Investors, if any, the Company and its security holders and all other questions concerning the construction, validity and interpretation of this Agreement and the exhibits hereto shall be brought exclusively in the Courts of the State of Nevada.

16.    Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Shareholders, the Rollover Investors, if any and the Company.

17.    Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached. It is accordingly agreed that each party shall be entitled to seek an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in the federal courts of the Courts of the State of Nevada, this being in addition to any other remedy to which such party is entitled at Law or in equity. Each party hereby waives (i) any defense in any action for specific performance that a remedy at Law would be adequate, and (ii) any requirement under any Law to post security as a prerequisite to obtaining equitable relief to which they are entitled at law or in equity, without the requirement to post bond or other security.

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IN WITNESS WHEREOF, the parties hereto have executed this Rollover Agreement as of the date first above written.

THE COMPANY:

CHINA YIDA HOLDING ACQUISITION CO.

By:
Name:
Title:

SHAREHOLDER:

Minhua Chen

Yanling Fan

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Schedule A

Schedule A